Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF BEAGLE HOLDINGS, INC.

     Beagle Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     The name of the corporation is Beagle Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 10, 2001. The Certificate of Incorporation is hereby amended and restated to read as follows:

     FIRST:           The name of the corporation is Alion Science and Technology Corporation (the “Corporation”).

     SECOND:     The post office address of the initial registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in New Castle County, and the name of the registered agent is The Corporation Trust Company.

     THIRD:         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:     The Corporation shall have the authority to issue fifteen million (15,000,000) shares of common stock, with a par value of One Cent (U.S. $0.01) per share (“Common Stock”).

     FIFTH:          The business and affairs of the Corporation shall be managed by the Board of Directors. The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the bylaws of the Corporation (the “Bylaws”). The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible as determined from time to time, the first class (“Class 1”) to be originally elected for a term expiring at the annual meeting of stockholders to be held in the first year following the effective date of the Corporation’s first registration of Common Stock (the “Effective Date”) pursuant to the Securities Act of 1933, as amended, the second class (“Class 2”) to be originally elected for a term expiring at the annual meeting of stockholders to be held in the second year following the Effective Date, and the third class (“Class 3”) to be originally elected for a term expiring at the annual meeting of stockholders to be held in the third year following the Effective Date, with each class to hold office until its respective successors are duly elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their elections.

     SIXTH:            In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws.

     SEVENTH:     The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights conferred herein are granted subject to this reservation.

     EIGHTH:        The Corporation is to have perpetual existence.

     NINTH:          The personal liability of the directors and officers of the corporation is hereby limited and eliminated to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended and supplemented.

     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Act and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the Act to every stockholder entitled to such notice.

     This Amended and Restated Certificate of Incorporation shall be effective upon filing.

     IN WITNESS WHEREOF, Beagle Holdings, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed under penalty of perjury by Bahman Atefi, its Chief Executive Officer, as his act and deed certifying that the facts stated herein are true this 7th day of August, 2002.

/s/ BAHMAN ATEFI
Bahman Atefi Chief Executive Officer